Exhibit 99.1
CONN'S, INC. REPORTS SEPTEMBER 2015 SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, October 8, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today reported $110.8 million in total retail net sales for the month ended September 30, 2015, a 7.8% increase compared to the same prior-year period.

The following table presents the Company's percentage change in same store sales for the month ended September 30, 2015, compared to the same prior-year period, and the 60-plus day delinquency rate as of September 30, 2015:

Month Ended
September 30, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	15.7%
Home appliance	1.6
Consumer electronic	(8.5)
Home office	(11.2)
Other	(27.9)
Product sales	1.2
Repair service agreement commissions	6.2
Total net sales	1.8%

As of September 30, 2015
60-plus day delinquency rate	9.9%

Norman Miller, Conn’s Chief Executive Officer and President, commented, "Greater than 60-day delinquency was 9.9% as of September 30, 2015, compared to 9.7% as of September 30, 2014."

"Same store sales for the month increased 1.8% against a decrease of 2.0% in September last year. Same store sales continue to be impacted by our decision to exit video game products, digital cameras, and certain tablets. Excluding the impact from these products, same store sales for the month increased 5.7%. Results early in the month were led by solid Labor Day weekend sales, which drove the furniture, mattress, and TV categories."

"For the month of September, excluding the impact from video game products and digital cameras, same store sales for consumer electronics increased by 0.9%. Same store sales in the television category increased 1.2% on higher average selling prices as a result of an increase in the proportion of television sales from Ultra HD televisions, partially offset by lower same store unit sales. Same store unit sales increased in the furniture and mattress category, partially offset by lower average selling prices. Same store unit sales and average selling prices increased in the home appliance category. Excluding the impact from tablets, same store sales for home office were down 0.5% due to lower average selling prices, partially offset by higher same store unit sales."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.

We expect to release October sales and delinquency data on November 5, 2015.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the Company's stock repurchase program; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400